Exhibit (a)(5)(C)

Press Release

9000 West 67th Street • Shawnee Mission, KS  66202

Phone:    (913) 676-8800   • Fax:    (913) 676-9972

FOR IMMEDIATE RELEASE

June 19, 2014

SEABOARD CORPORATION ANNOUNCES

FINAL RESULTS OF ITS TENDER OFFER

SHAWNEE MISSION, Kansas, June 19, 2014 - Seaboard Corporation (NYSE MKT symbol: SEB) today announced the final results of its tender offer, which expired at 5:00 p.m., New York City time, on Friday, June 13, 2014.

Seaboard Corporation has accepted for purchase 16,738 shares of its common stock at a purchase price of $2,950 per share, for an aggregate cost of $49,377,100, excluding fees and expenses relating to the tender offer.  These shares represent approximately 1.41 percent of the total number of shares of Seaboard Corporation common stock issued and outstanding as of June 13, 2014.  The depositary will promptly pay for the shares accepted for purchase.

MacKenzie Partners, Inc. served as Information Agent for the tender offer.  Stockholders who have questions or would like additional information about the tender offer may contact the Information Agent for the tender offer, MacKenzie Partners Inc., by telephone at:  (212) 929-5500 (collect) or (800) 322-2885 (toll-free), or in writing to 105 Madison Avenue, New York, New York  10016 or tenderoffer@mackenziepartners.com.

About Seaboard Corporation

Seaboard Corporation is a diverse global agribusiness and transportation company.  In the United States, Seaboard is primarily engaged in pork production and processing and ocean transportation.  Overseas, Seaboard is primarily engaged in commodity merchandising, grain processing, sugar production and electric power generation. Seaboard also has an interest in turkey operations in the United States.  For more information on Seaboard Corporation, visit www.seaboardcorp.com.

NOTE:  The statements in this press release that are not historical statements, including statements regarding long-term financial outlook, future liquidity and future dividend targets are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements.  Seaboard Corporation’s Form 10-K for the year ended December 31, 2013, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Seaboard Corporation’s business, results of operations and financial condition.  Seaboard Corporation undertakes no obligations to revise or update publicly any forward-looking statements for any reason.

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